Exhibit 10.41

October 28, 2004

Mr. Mark Stoochnoff
15 Maxton Private
Gloucester (Ottawa), Ontario
K1J 1J1

Dear Mark:

Re: Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies Inc. (“Bulldog”) is prepared to employ you.

1. Work Duties

1.01	You will be based at your home office that you will maintain at your principal residence. You will carry out the duties and responsibilities of the position of Director of Sales (Canada) as set out in the job description attached as Schedule “A”.

1.02	You will report directly to the Chief Executive Officer of Bulldog and/or Vice President of Sales and Business Development.

2. Commencement Date of Employment

2.01	Your employment will commence November 1, 2004 or such other date as the parties hereto may mutually agree upon. Bulldog will employ you for a three (3) year period commencing on November 1, 2004 and ending on October 31, 2007. The employment period is subject to the termination provisions in Section 11 of this Agreement.

3. Salary and Benefits

3.01	Subject to the other terms and conditions of this Agreement, Bulldog agrees to pay to you a base salary of $72,000 per annum, which salary will be reviewed in three months time. Bulldog, if satisfied with your performance at that point, will increase the salary to a base salary of $75,000 per annum.

3.02	For sales of Bulldog’s products generated by you or generated from contacts introduced to Bulldog by you, Bulldog will pay to you a commission of five percent (5%) of the monies actually received by Bulldog from such sales. Bulldog will pay to you the commission on a quarterly basis but only after Bulldog has received payment for such sales.

3.03	In addition to your base salary, Bulldog may pay to you by way of bonus, and/or commission, such sum as may from time to time be determined by the Chief Executive Officer of Bulldog with reference to your job performance; provided that Bulldog’s Board of Directors will have the right to ratify, vary or rescind any bonus and/or commission that may be proposed for payment.

4. Vacation

4.01	You will be entitled to paid vacation accruing at a rate of 15 days per year. Actual vacation time off will be agreed upon between you and the Chief Executive Officer of Bulldog. Any unused vacation will be converted to base salary and paid to you, at your sole discretion, annually, at the completion of Bulldog’s fiscal year. In the event that you elect to carry forward unused vacation time, you may do so to a maximum of one year’s unused vacation.

5. Health and Welfare Benefits

5.01	Bulldog will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by Bulldog or its carriers. Policy documents govern benefit entitlement.

6. Expenses

6.01	In accordance with policies formulated by Bulldog from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Bulldog within 30 days after the expenses are incurred. Such expenses will include:

(a)	home office telephone equipment and service;

(b)	cell phone;

(c)	normal and standard travel expenses; and

(d)	normal and standard home office expenses, such as those incurred for stationary and other office supplies (but, for greater certainty, excluding capital outlays for home office equipment not specifically identified above).

7.Stock Options

7.01	Pursuant to the terms of a separate stock option agreement to be executed and delivered by you and Bulldog as soon as practicable following your acceptance of this Employment Agreement, Bulldog shall grant to you stock options to acquire 300,000 shares of Bulldog, at the exercise price per share which is equal to the closing bid price of the common stock on the date of the Employment Agreement, vesting at a rate of 8,334 shares per month, until all shares are vested. You agree and acknowledge that the stock options will be issued under Bulldog’s 2004 Stock Option Plan.

7.02	You agree and acknowledge that none of the stock options or the shares acquired on exercise of the options will be registered under the Securities Act of 1933 or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

8. Service to Bulldog Technologies Inc.

8.01	During the term of your employment by Bulldog you will well and faithfully serve Bulldog and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Bulldog.

8.02	During the term of your employment by Bulldog you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Bulldog.

9. Confidentiality

9.01	All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Bulldog related to the business and affairs of Bulldog or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the “Confidential Information”), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Bulldog. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than Bulldog, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Bulldog, the Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.02	Any information, technology, technical data or any other thing or documentation whatsoever which you, either by yourself or in conjunction with any third party, have conceived, made, developed, acquired or acquired knowledge of during your employment with Bulldog or which you, either by yourself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively, the “Developments”) during the term of this Agreement or at any time thereafter during which you are employed by Bulldog that is related to the business of designing and supplying security systems for the cargo transit industry shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Bulldog. Accordingly, you do hereby irrevocably, exclusively and absolutely assign, transfer and convey to Bulldog in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by you during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. Bulldog shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as Bulldog sees fit.

10. Non-Solicitation of Bulldog’s Clients

10.01	You covenant and agree with Bulldog that during the term hereof and for a period of twelve (12) months thereafter, you will not:

(a)	contact, for the purpose of soliciting any business that is competitive with that carried on by Bulldog, any person who is a customer or client of Bulldog; or

(b)	initiate contact with any employee of Bulldog for the purpose of offering him or her employment with any person other than Bulldog.

11.Termination

11.01	In the event of cause, Bulldog may terminate your employment at any time before the end of the term of this Agreement without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, or any reason deemed just cause pursuant to the common law of the province of British Columbia.

11.02	In the absence of just cause, and in the event of termination on or before October 31, 2007, the following termination and resignation provisions apply to your agreement with Bulldog.

11.02.1	You may resign on giving to Bulldog one month’s prior written notice of the effective date of your resignation.

11.02.2	On receipt of your one month’s notice of resignation, Bulldog may elect to pay you one month’s base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

11.02.3	In the event that your employment is terminated by Bulldog other than for cause, as defined in paragraph 11.01 of this Agreement, your employment may be terminated either upon written notice as hereinafter provided or by a payment in lieu of written notice.

11.02.4	In the event that your employment is terminated other than for cause, you shall be entitled to one month’s notice of termination or at the option of Bulldog the payment of one month’s base salary in lieu of notice.

11.02.5	Bulldog may provide one month’s actual notice of termination, one month’s base salary, or any combination of actual notice and base salary totalling the amount of notice or payment in lieu of notice to which you are entitled under this Agreement. In the event that Bulldog elects to pay base salary, either in lieu of or in addition to actual notice, it may make such payment in equal monthly amounts over such notice period.

11.02.6	The notice and severance benefits set out above are inclusive of and are not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation.

11.02.7	It is agreed that in the event of the termination of your employment that neither you nor Bulldog shall be entitled to any notice or payment in excess of that specified above.

11.03	In the absence of termination under the terms of Sections 11.01 and 11.02 of this Agreement, your employment with Bulldog will terminate on October 31, 2007.

12. Law of the Contract

12.01	Any dispute relating to the terms of this Employment Agreement will be resolved pursuant to the laws of the province of British Columbia.

13. Other Representations

13.01	You acknowledge that in accepting employment with Bulldog, you have relied solely upon the terms and conditions set out in this Agreement, and not upon any other representations which may have been made during the hiring process.

14. Modification

14.01	No modification or amendment of this Agreement shall be binding on you or Bulldog unless witnessed in writing and duly executed by you and Bulldog.

If you are prepared to accept employment with Bulldog on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours truly,

Bulldog Technologies Inc.

/s/ John Cockburn
John Cockburn, President and CEO

ACCEPTED AND AGREED TO THIS 4TH DAY OF NOVEMBER, 2004, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ Mark Stoochnoff
MARK STOOCHNOFF

SCHEDULE “A”

Job Description

As Director of Sales (Canada), you will be responsible for: